Mary McDowell Joins Zebra Technologies’ Board of Directors

LINCOLNSHIRE, Ill. – July 28, 2025 – Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in digitizing and automating frontline workflows, today announced that Mary McDowell has been appointed to the company’s Board of Directors, effective July 25, 2025. With the addition of McDowell, Zebra’s Board will have eleven members. McDowell will join the Board’s Audit Committee.

McDowell served as President, CEO, and Board Director of Mitel Networks, successfully navigating the $1B-revenue company through the pandemic and a shift in its value-creation strategy. She was also CEO and on the Board of Directors of Polycom, a leader in enterprise communications and collaboration, where she led the company through its strategic transformation and successful sale to Plantronics.

In December 2024, McDowell was named the Board Chair for Informa TechTarget, a NASDAQ-listed company with a leading platform in B2B data and market access. She also serves on the board of Arrow Electronics, a Fortune 500 technology distributor and value-added provider. McDowell previously served on the boards of Autodesk, Informa, UBM, and Bazaarvoice.

“We welcome Mary McDowell to the Zebra Board of Directors and look forward to working with her as we deliver on our vision of digitizing and automating workflows for the frontline of business,” said Anders Gustafsson, Chair, Zebra Technologies. “Her 30+ years of experience leading global technology organizations through significant business and technology transformations will support our goal of driving long-term value for our shareholders.”

McDowell’s earlier roles include Executive Partner at private equity firm Siris Capital and Executive Vice President at Nokia, where she led the company’s $15B global feature phone business and associated software services sold in 180 countries with significant revenues coming from emerging markets. She also held senior positions at Hewlett Packard and Compaq Computer.

“I am honored to join the Zebra Board of Directors,” said McDowell. “Zebra’s commitment to creating new ways of working and harnessing the power of automation and AI align well with my passion for building strong, engaged organizations that deliver business success through great products and solutions. I look forward to contributing to the company’s continued success.”

With a track record of delivering strong financial performance and shareholder value creation through deep customer and employee engagement, McDowell has extensive domestic and international experience. She holds a Bachelor’s Degree in Computer Science from the Grainger College of Engineering at the University of Illinois Urbana-Champaign.

ABOUT ZEBRA TECHNOLOGIES
Zebra (NASDAQ: ZBRA) provides the solutions to help businesses grow through increased asset visibility, connected frontline workers and intelligent automation. The company operates in more than 100 countries, and our customers include over 80% of the Fortune 500. Designed for the frontline, Zebra’s award-winning portfolio includes hardware, software, and services, all backed by our 50+ years of innovation and global partner ecosystem.

Contacts
Investors: Michael Steele, CFA, IRC Vice President, Investor Relations Phone: +1-847-518-6432 InvestorRelations@zebra.com	Media: Therese Van Ryne Senior Director, External Communications Phone: +1-847-370-2317 therese.vanryne@zebra.com
Industry Analyst : Kasia Fahmy Senior Manager, Analyst Relations Phone: +1-224-306-8654 k.fahmy@zebra.com

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